EXHIBIT 5.1

To: AVG Technologies N.V. Gatwickstraat 9-39 1043 GL, Amsterdam The Netherlands	Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands Tel +31 20 674 1000 Fax +31 20 674 1111

Amsterdam,	28 March 2012
Subject	AVG Technologies N.V. - Plan Option Shares
Our ref	0083995-0000011 AMCO:4690568.9

Dear Madam, Dear Sir,

1.	Introduction

(a)	We have acted as Dutch counsel to AVG Technologies N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands and having its official seat in Amsterdam, the Netherlands (the Issuer) in connection with its Registration Statement filed with the SEC under the Securities Act with respect to the registration of in aggregate 5,777,357 Ordinary Shares issuable to the holders of options under the Option Plan (the Plan Option Shares).

(b)	In addition to the terms defined in the body of this opinion, certain terms used in this opinion are defined in Annex 1.

2.	Opinion limited to the laws of the Netherlands

This opinion is limited to the laws of the Netherlands in effect on the date of this opinion. It, and all terms used in it, are to be construed in accordance with the laws of the Netherlands in force on the date of this opinion. We do not assume any obligation to advise you (or any other person entitled to rely on this opinion) of subsequent changes in or to the laws of the Netherlands or in the interpretation thereof.

3.	Scope of Inquiry

(a)	For the purpose of this opinion we have examined and relied on the documents listed in Annex 2 (the Documents).

(b)	We have not examined any document, and do not express an opinion on, or on any reference to, any document other than the Documents. Our examination has been limited to the text of the Documents and we have not investigated the meaning and effect of any document governed by a law other than the laws of the Netherlands under that other law.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. The term partner or compagnon is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at its Amsterdam office.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Bucharest (associated office), Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Tokyo and Warsaw.

4.	Assumptions

For the purposes of this opinion, we have assumed:

(a)	the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, and the conformity to the original documents of any Documents submitted to us as drafts, copies or translations (whether in electronic or hard format);

(b)	that the Option Plan was validly authorised and adopted, and that, in respect of the Plan Option Shares, the option-holders in respect of the Plan-Option Shares and the options granted to those option-holders, (i) the relevant options were or will be validly granted, held and exercised in accordance with the Option Plan, the Articles of Association and an Option Agreement entered into in compliance with the Option Plan and the Articles of Association; (ii) following any exercise of option rights, the relevant Plan Option Shares were or will be validly issued by the Issuer to, and accepted by, the option-holders, in each case in accordance with the Option Plan, the Articles of Association and an Option Agreement entered into in compliance with the Option Plan and the Articles of Association; and (iii) for each Plan Option Share issued, a consideration has or will have been paid to and received by the Issuer with a value at least equal to the nominal amount thereof;

(c)	that each confirmation referred to in this opinion is true and that each corporate resolution included in the Documents has not been and will not be revoked;

(d)	that the Registration Statement has been filed with the SEC in the form referred to in this opinion;

(e)	that the Trade Register Extract, and the factual confirmations contained in the corporate resolutions included in the Documents, accurately and completely reflect the matters purported to be evidenced thereby;

(f)	that the authorised share capital (maatschappelijk kapitaal) of the Issuer allows, and will allow, for the issue of the Plan Option Shares;

(g)	that the issue of the Plan Option Shares will not require the Issuer to publish a prospectus or equivalent document under the provisions of Chapter 5.1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht); and

(h)	that any foreign law which may apply with respect to any of the Documents or the transactions contemplated thereby does not affect this opinion.

5.	Opinion

Based on and subject to the assumptions and qualifications set out in this opinion, and to matters of fact, documents or events not disclosed to us, we express the following opinion:-

The Plan Option Shares have been duly authorised and, upon issue of the Plan Option Shares and upon payment in full of the price for the Plan Option Shares, in each case in accordance with the Option Plan, the Plan Option Shares will have been validly issued, will be fully paid and will be non-assessable 1.

[1]

There is no equivalent of the term “non assessable” under the laws of the Netherlands. For the purposes of this opinion, “non-assessable” means that the holder of a share will not, by reason only of the holding of that share, be subject to any assessments or calls for payment on that share by the relevant issuing company or its creditors that is in addition to the amount required for the share to be fully paid.

6.	Qualification

The opinion expressed above is subject to the qualification that an extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

7.	General

(a)	This opinion is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it, and may only be relied upon in connection with transactions contemplated by the Registration Statement.

(b)	This opinion is given subject to, and may only be relied upon on, the express conditions that:

(i)	Allen & Overy LLP is the exclusive party issuing this opinion and only Allen & Overy LLP shall have any liability in connection with this opinion;

(ii)	this opinion and all liability and other matters relating to this opinion shall be governed exclusively by the laws of the Netherlands, and the courts of the Netherlands shall have exclusive jurisdiction to settle any dispute relating to this opinion; and

(iii)	where legal concepts are expressed in English followed by the Dutch term in brackets, the Dutch term prevails.

(c)	We consent to the filing of this opinion as an exhibit to the Registration Statement, provided that, in giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under it.

Yours faithfully,

/s/ Allen & Overy LLP
Allen & Overy LLP

ANNEX 1

DEFINITIONS

In this opinion:

Articles of Association means the articles of association of the Issuer in force at the relevant time.

Chamber of Commerce means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its corporate seat.

Option Agreement means an option agreement as defined in, and in compliance with, the Option Plan.

Option Plan means the Issuer’s Amended and Restated 2011 Option Plan dated 30 January 2012.

Ordinary Shares means ordinary shares in the capital of the Issuer having a nominal value of EUR 0.01 per share.

Registration means the registration of the Plan Option Shares with the SEC under the Securities Act.

Registration Statement means a draft of the registration statement on Form S-8 in relation to the Registration (but excluding any documents incorporated by reference in it and any exhibits to it) emailed to us on 22 March 2012.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Trade Register Extract means an electronic copy of the Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated on the date of this opinion.

ANNEX 2

DOCUMENTS

1.	A copy of the Option Plan

2.	The Trade Register Extract

3.	The deed of amendment of the articles of association of the Issuer dated 7 February 2012

4.	A copy of the written resolutions of the general meeting of shareholders of the Issuer dated 22 December 2011

5.	A copy of the minutes of the supervisory board meeting of the Issuer held on 30 January 2012

6.	The Registration Statement

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